Exhibit 99.1
Immediate Release
John Ge
262.636.8434
j.ge@na.modine.com
Modine Reports Continued Improvement In First Quarter Financial Results

RACINE, Wis., July 16, 2003 -- Modine Manufacturing Company (NASDAQ: MODI) today reported continued improvement in its financial results for the first quarter ended June 26, 2003. Sales for the first quarter increased 6% to $288.9 million from $272.3 million reported a year ago. Net favorable currency exchange rates, primarily the stronger Euro, added about $21.4 million to first quarter sales. Earnings before the cumulative effect of accounting change increased nearly 9% to $11.3 million, or $0.33 per fully diluted share, compared with $10.4 million, or $0.31 per fully diluted share for the same period a year ago. Effective with the first quarter of last year (fiscal 2003), Modine adopted Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets," and recorded a related goodwill impairment charge of $21.7 million (net of $1.1 million income tax benefit), resulting in a loss of $11.3 million, or $0.33 per fully diluted share for the first quarter of last year.
"We are pleased with the continued improvement in our financial results as demonstrated by the year over year quarterly gross margin that increased from 25.2% to 25.7%. Included in the quarter are net favorable currency benefits of approximately $2.6 million, partially offset by incremental benefits-related expenses of $1.9 million. After taking these items into consideration, our overall financial performance improved," said David B. Rayburn, Modine's President and Chief Executive Officer. "Modine's earnings benefited from strong performance in the global automotive and heavy duty businesses, partially offset by weakness in our aftermarket and electronics businesses."

Segment Data and Performance
First quarter sales for the Original Equipment segment decreased approximately 2% to $115.7 million from $118.6 million a year ago. Operating income rose modestly to $20.2 million from $20.1 million in the previous year and was negatively impacted by new program launch expenses. This segment's sales were positively impacted by new business in the North American medium-duty and heavy-duty truck business. However, this improvement was offset by lower sales in the off-highway and industrial markets, as the Company has rationalized the customer base, which has improved profitability.
Sales for the Distributed Products segment decreased approximately 7% to $84.1 million from $90.3 million a year ago. Operating income declined from $4.9 million in the previous year to a loss of $0.4 million. This segment's sales and operating income were negatively impacted by the aftermarket business, where mild weather and competition-driven margin pressure impacted the results, and the electronics business, where the market environment remained difficult.
Both the automotive and heavy-duty markets in Europe recorded increased sales and operating income for the first quarter. Sales for the European Operations segment increased nearly 33% to $102.3 million from $77.1 million a year ago, with growth in the European automotive business and the positive impact of the stronger Euro contributing to the increase. Operating income rose 89% to $13.7 million from $7.2 million in the previous year, reflecting the strong automotive growth, the positive impact of restructuring the heavy duty business, and the benefit of currency exchange rates ($2.5 million).

Solid Balance Sheet and Cash Flow
Modine's balance sheet remains solid with excellent liquidity. The cash balance stood at $70.2 million, compared with $77.2 million at the end of the last fiscal year. Modine generated $13.7 million in operating cash flow, while bringing total debt to capital (total debt plus shareholders' equity) ratio down to 16.9% from 17.3% at the prior year-end. "Our strong financial position provides us a competitive advantage, allowing us to pursue acquisitions, make timely investments, and support research and development efforts," continued Rayburn. As expected, capital expenditures for the quarter increased from $8.3 million last year to $14.3 million, which reflects the ongoing construction of a new facility in Germany in support of additional programs and the new European Technical Center which will be key for future growth. Modine expects operating cash flow to remain strong and more than sufficient to meet future funding requirements.

Reaffirming Encouraging Fiscal 2004 Outlook
"We are optimistic that the second half of the year will be stronger, as we benefit from new program launches. I look forward to reporting to our shareholders improved top- and bottom-line performance in the third and fourth quarters," added Rayburn. Modine expects to benefit from net new original equipment business programs going forward (original equipment customers represent approximately 70% of the Company's revenues today). "We have been named as a development partner in a multiple number of incremental customer programs, which we expect will amount to $320 million maturing over the next five years. In addition, we expect to enhance our financial performance by continuing to drive cost reductions and operational improvements."

First Quarter Webcast
Modine's executive management team will conduct a live audio webcast on Thursday, July 17, 2003 at 9:00 a.m. (EDT) to discuss additional details regarding the Company's performance for the first quarter of fiscal 2004. The session may be accessed at www.modine.com. A replay will be available on Modine's website after the webcast.

Modine specializes in thermal management, bringing heating and cooling technology to diversified markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Modine can be found on the Internet at www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 25 of the Company's 2003 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. In addition, this news release contains a forward-looking statement regarding incremental business. As indicated, the Company is a development partner on these customer programs, which means that the products (and often technologies) are at this time in the development phase. In many instances, the Company has not yet received production purchase orders for these programs. Because of the developmental nature of this incremental business, this forward-looking statement is particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies, and the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.